Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement File Nos. 333-35243, 333-87767, 333-103819 and 333-129761 of Smart & Final Inc. of our reports dated March 1, 2006, with respect to (1) the consolidated financial statements and schedule of Smart & Final Inc., and (2) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Smart & Final Inc., included in the Annual Report (Form 10-K) for each of the three years in the fiscal period ended January 1, 2006.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 9, 2006